Exhibit 4.3

Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934

The following is a summary of the rights of the common units of fractional undivided beneficial interest (the “Shares”) of Franklin Ethereum ETF (the “Fund”) series of the Franklin Ethereum Trust (the “Trust”), which is the only class of securities of the Trust that is registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). The description is intended as a summary, and is qualified in its entirety by reference the Amended and Restated Agreement and Declaration of Trust, executed as of May 30, 2024 between the CSC Delaware Trust Company, a subsidiary of Corporation Service Company (the “Trustee”), and Franklin Holdings, LLC (the “Sponsor”), as may be amended from time to time (the “Declaration of Trust”), a copy of which has been filed as an exhibit to the Trust’s Registration Statement on Form S-1. Terms used but not defined herein have the meaning set forth in the Trust’s Annual Report on Form 10‑K for the year ended March 31, 2026, of which this exhibit is a part.

General

The Trust operates pursuant to the Declaration of Trust. The Fund is authorized to create and issue an unlimited number of Shares. Shares will be issued only in blocks aggregated as Creation Units (a Creation Unit equals a block of 50,000 Shares). The Shares represent units of fractional undivided beneficial interest in and ownership of the Fund and have no par value. The Shares are quoted on the Cboe BZX Exchange, Inc. under the ticker symbol “EZET.”

Description of Limited Rights

The Shares do not represent a traditional investment in stock of a listed operating company and should not be viewed as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. A Shareholder will not have the statutory rights normally associated with the ownership of shares of a corporation. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non‑assessable. Except in limited circumstances, Shareholders will have no voting rights under the Declaration of Trust.

Voting and Approvals

Under the Declaration of Trust, Shareholders generally have no voting rights except in limited circumstances. The Fund will not have regular Shareholder meetings. Shareholders take no part in the management or control of the Fund. Accordingly, Shareholders do not have the right to authorize actions, appoint service providers or take other actions as may be taken by shareholders of other trusts or companies where shares carry such rights. Each Share entitles the holder to vote on the limited matters upon which Shareholders may vote as specified in the Declaration of Trust. The Shares do not entitle their holders to any conversion or pre-emptive rights or any redemption rights.

The Shareholders’ limited voting rights give almost all control under the Declaration of Trust to the Sponsor and the Trustee. The Sponsor generally has the right to amend the Declaration of Trust as it applies to the Trust and the Fund and Shareholders will have the right to vote only if expressly required under Delaware or federal law or rules or regulations of the Exchange, or if submitted to the Shareholders by the Sponsor in its sole discretion. The Sponsor may take actions in the operation of the Trust and the Fund that may be adverse to the interests of Shareholders and may adversely affect the value of the Shares.

Derivative Actions

Pursuant to the terms of the Declaration of Trust, Shareholders’ statutory right under Delaware law to bring a derivative action (i.e., to initiate a lawsuit in the name of the Trust in order to assert a claim belonging to the Trust against a fiduciary of the Trust or against a third-party when the Trust’s management has refused to do so) is restricted. Under Delaware law, a shareholder may bring a derivative action if the shareholder is a shareholder at the time the action is brought and either (i) was a shareholder at the time of the transaction at issue or (ii) acquired the status of shareholder by operation of law or the Trust’s governing instrument from a person who was a shareholder at the time of the transaction at issue. Additionally, Section 3816(e) of the Delaware Statutory Trust Act specifically provides that a “beneficial owner’s right to bring a derivative action may be subject to such additional standards and restrictions, if any, as are set forth in the governing instrument of the statutory trust, including, without limitation, the requirement that beneficial owners owning a specified beneficial interest in the statutory trust join in the bringing of the derivative action.”

In addition to the requirements of applicable law and in accordance with Section 3816(e), the Declaration of Trust includes conditions that require (1) a Shareholder or Shareholders to make a pre-suit demand upon the Sponsor to bring the subject action unless an effort to cause the Sponsor to bring such an action is not likely to succeed (a demand on the Sponsor shall only be deemed not likely to succeed and therefore excused if the Sponsor has a personal financial interest in the transaction at issue) and (2) Shareholders eligible to bring a derivative action under the Delaware Statutory Trust Act who hold at least 10% of the outstanding Shares of the Trust, or 10% of the outstanding Shares of the Series or Class to which such action relates, must join in a request for the Sponsor to commence such action. This provision applies to any derivative actions brought in the name of the Trust other than claims under the federal securities laws and the rules and regulations thereunder.

Due to these requirements, a Shareholder attempting to bring or maintain a derivative action in the name of the Trust will be required to have sufficient Shares to meet the 10% threshold based on the number of Shares outstanding on the date the claim is brought and thereafter throughout the duration of the action, suit or proceeding.

Cash and Other Distributions

If the Sponsor and the Administrator determine that there is more cash being held in the Fund than is needed to pay the Fund’s expenses for the next month (or, if later, the end of the current calendar quarter), the Administrator will distribute the extra cash to DTC. If the Fund receives cash (other than in connection with purchase orders), or any property other than ether or cash (other than any Incidental Rights or IR Virtual Currency), the Administrator may distribute that property to DTC by any means the Sponsor thinks is lawful, equitable and feasible. If it cannot make the distribution in that way, the Administrator may (at the instruction of the Sponsor) sell the property and distribute the net proceeds, in the same way as it does with cash. The Administrator and the Sponsor shall not be liable for any loss or depreciation resulting from any sale or other disposition of property made by the Administrator pursuant to the Sponsor’s instruction or otherwise made by the Administrator in good faith. With respect to any non-ether crypto asset (including Incidental Rights or IR Virtual Currency), the Sponsor will cause the Fund to irrevocably abandon such non-ether crypto asset.

Registered holders of Shares are entitled to receive these distributions in proportion to the number of Shares owned. Before making a distribution, the Administrator may deduct any applicable withholding taxes and any fees and expenses of the Fund that have not been paid. The Administrator distributes only whole U.S. dollars and cents and is not required to round fractional cents to the nearest whole cent. The Sponsor is not responsible if it decides that it is unlawful or impractical to make a distribution available to registered holders.

Creation and Redemption of Shares

The Fund creates and redeems Shares aggregated in Creation Units in transactions with Authorized Participants on a continuous basis. A Creation Unit equals 50,000 Shares. Creation Units are issued or redeemed in exchange for an amount of ether and/or cash as determined by the Administrator on each day that Cboe BZX Exchange is open for regular trading.

The Securities Depository; Book-Entry-Only System; Global Security

Individual certificates will not be issued for the Shares. Instead, one or more global certificates will be signed by the Administrator and the Sponsor on behalf of the Fund, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Administrator on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Fund in the global certificates are made and intended for the purpose of binding only the Fund and not the Administrator or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Administrator and the Authorized Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants), and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). Shareholders are expected to receive from or through the DTC Participant maintaining the account through which the Shareholder has purchased their Shares a written confirmation relating to such purchase.

Shareholders that are not DTC Participants may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Shareholders that are DTC Participants may transfer the Shares by instructing DTC in accordance with the rules of DTC. Transfers will be made in accordance with standard securities industry practice.

Share Splits

If the Sponsor believes that the per Share price in the secondary market for Shares has fallen outside a desirable trading price range or if the Sponsor determines that it is advisable for any reason, the Sponsor may cause the Fund to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Creation Unit.